UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
Inhibitex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑   No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR CLASS I (IF ELECTED, TERM EXPIRES AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS)
DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING CLASS II (TERM EXPIRES AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS)
CLASS III (TERM EXPIRES AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS)
CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPENSATION OF DIRECTORS
DIRECTOR COMPENSATION TABLE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS

INHIBITEX, INC.
9005 Westside Parkway
Alpharetta, GA 30009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 16, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Inhibitex, Inc. (the “Company”), will be held at 9:00 a.m., local time, on June 16, 2011 at the Ritz Carlton — Buckhead, 3434 Peachtree Road, Northeast, Atlanta, GA 30326 for the following purposes:

1. To elect three Class I directors of the Company to hold office until the 2014 Annual Meeting of Stockholders and until the election and qualification of their respective successors;

2. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

3. To consider, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the Company’s named executive officers;

4. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011; and

5. To transact such other business as may properly come before the meeting and any adjournment thereof.

Only holders of record of the Company’s Common Stock at the close of business on April 18, 2011 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such stockholders may vote in person or by proxy.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS FOR TELEPHONIC OR INTERNET VOTING ON THE NOTICE OF AVAILABILITY OF PROXY MATERIALS, OR PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Russell H. Plumb
Chief Executive Officer,
Chief Financial Officer and Secretary

April 28, 2011

INHIBITEX, INC.
9005 Westside Parkway
Alpharetta, GA 30009

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Inhibitex, Inc. (“Inhibitex” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on June 16, 2011 (the “Annual Meeting”). The purposes of the Annual Meeting are as follows:

1. To elect three Class I directors of the Company to hold office until the 2014 Annual Meeting of Stockholders and until the election and qualification of their respective successors;

2. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

3. To consider, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the Company’s named executive officers;

4. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011; and

5. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy card and the Annual Report to Stockholders are being mailed to stockholders beginning on or about April 28, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2011

This proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 are available for viewing, printing and downloading at www.inhibtex.com. Additionally, you can find the Annual Report on Form 10-K for the year ended December 31, 2010 through the Securities and Exchange Commission’s electronic system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of the Annual Report on Form 10-K, free of charge, by sending a written request to: Inhibitex, Inc., Attention: Investor Relations, 9005 Westside Parkway, Alpharetta, GA 30009.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you receiving these proxy materials?

The Company is providing these proxy materials to you because the Board of Directors is soliciting holders of the common stock, $0.001 par value per share, of the Company (the “Common Stock”) to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for June 16, 2011, commencing at 9:00 a.m. at the Ritz Carlton — Buckhead, 3434 Peachtree Road, Northeast, Atlanta, GA 30326. Your proxy will be used at the Annual Meeting or at any adjournment(s) of the meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on April 18, 2011, the record date for the solicitation of proxies for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares held on that date. As of the Record Date, 76,017,741 shares of Common Stock were outstanding, each of which is entitled to one vote on each proposal to be considered at the Annual Meeting. Stockholders do not have cumulative voting rights.

How can you vote?

Stockholders of Record: Shares Registered in Name

If you are a record holder, which means your shares are registered in your name, you may vote or submit a proxy:

1. Over the Internet — If you have Internet access, you may authorize the voting of your shares by following the internet voting instructions set forth on the enclosed proxy card. You must specify how you want your shares voted, or your vote will not be registered and you will receive an error message. Your shares will be voted according to your instructions.

2. By Mail — Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board. Unsigned proxy cards will not be voted.

3. In Person at the Meeting — If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which the Company will provide to you at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (typically referred to as being held in “street name”), you should receive a notice containing voting instructions from that organization rather than the Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or agent. Follow the instructions from your broker, bank or agent included with these proxy materials, or contact your broker, bank or agent to request a proxy form.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, such as the ratification of the appointment of the independent registered public accounting firm for the Company; however, but not with respect to “non-routine” matters, which would include matters that may substantially affect the rights or privileges of stockholders, such as mergers, shareholder proposals and election of directors, even if not contested.

Can you change your vote or revoke your proxy?

You may change your vote or revoke your proxy at any time before your shares are voted at the Annual Meeting by: (1) notifying the Company’s Secretary, Russell H. Plumb, in writing at 9005 Westside Parkway, Alpharetta, Georgia 30009, that you are revoking your proxy; (2) submitting new voting instructions using any of the methods described above; or (3) attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” Proposal 1 (the election of the nominated Class I Directors), “FOR” for Proposal 2 (the approval, by a non-binding advisory vote, of the compensation of the Company’s named executive officers),marking the three year box with respect to Proposal 3 (to recommend, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the Company’s named executive officers), and “FOR” for Proposal 4 (the ratification of the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011), which votes represent the recommendations of the Board with respect to such matters. The Board does not intend to bring any other matter for a vote at the Annual Meeting, and neither the Company nor the Board knows of anyone else who intends to do so. However, on any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their best judgment.

What constitutes a quorum?

The holders of a majority of the 76,017,741 shares of Common Stock issued and outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes will be counted as present for the purpose of establishing a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, the Company will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter, and how are votes counted?

Proposal 1 — Elect three Class I directors — For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “VOTE WITHHOLD” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 and 3 — Approval, by a non-binding advisory vote, of the compensation of the Company’s named executive officers and the consideration, by a non-binding advisory vote, of the frequency of the advisory vote on the compensation of the Company’s named executive officers — Proposals 2 and 3 are non-binding on the Company and its board of directors. The proposals solicit advice only and, therefore, there is no minimum number of votes required with respect to either proposal. However, the Board will consider for each proposal the choice that receives the most votes to reflect the stockholders’ preference with respect to that matter.

Proposal 4 — Ratify the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm — For Proposal 4, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of Common Stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which the Company will file with the Securities and Exchange Commission (“SEC”) no later than four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of the Board of Directors, and the Company will bear the costs of the solicitation. The Company will be responsible for paying for all expenses to prepare, print, and mail the proxy materials to stockholders. In accordance with the regulations of the SEC, the Company will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails, the Company officers, directors and employees may solicit the return of proxies by telephone or personal interviews. The Company may also retain a proxy solicitor if it appears reasonably likely that the Company may not obtain a quorum to conduct the Annual Meeting. The Company expects the cost to retain a proxy solicitor, if it chooses to do so, not to exceed $5,000.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the Board of Directors to be divided into three classes: Class I, Class II and Class III, with the directors distributed among the three classes so that, as nearly as possible, each class consists of approximately one-third of the total number of directors. Each class consists of directors whose terms are to expire at successive annual meetings. Currently, the Board of Directors consists of eight members. In accordance with the Company’s Certificate of Incorporation, the terms of office of the members of the Board of Directors are: Class I, whose term expires at the 2011 Annual Meeting of Stockholders; Class II, whose term expires at the 2012 Annual Meeting of Stockholders; and Class III, whose term expires at the 2013 Annual Meeting of Stockholders.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated M. James Barrett, Ph.D., Russell M. Medford, M.D., Ph.D. and A. Keith Willard for election as Class I directors of the Company. Each of the nominees is an existing director of the Company.

Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If, for any reason, at the time of the election any of the nominees should become unavailable to serve as a director, it is intended that the proxies voted for the election of such director will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board of Directors.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, including a description of the experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company as of the date hereof, in light of the Company’s business strategy, prospects and structure.

NOMINEES FOR DIRECTOR
CLASS I
(IF ELECTED, TERM EXPIRES AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS)

Name of Director	Age	Director Since

M. James Barrett, Ph.D	68	2002
Russell M. Medford, M.D., Ph.D	56	1997
A. Keith Willard	70	2005

M. James Barrett, Ph.D. has served as a general partner of New Enterprise Associates, a venture capital fund, since August 2001. From January 1997 to 2001 he served as Chairman of the Board of Directors of Sensors for Medicine and Science, Inc., a medical device company which he founded in 1997. Dr. Barrett also serves on the boards of directors of Amicus Therapeutics, Inc. and Taragacept, Inc., publicly-held biopharmaceutical companies, as well as on the boards of directors of several privately-held biopharmaceutical companies. In addition, Dr. Barrett has previously served on the board of directors of each of the following publicly-held companies: MedImmune LLC, Iomai, Inc., and YM Biosciences, Inc. Dr. Barrett received a B.S. in Chemistry from Boston College, a Ph.D. in Biochemistry from the University of Tennessee and a M.B.A. from the University of Santa Clara. Dr. Barrett’s experience as a venture capital investor, as a founder and entrepreneur, executive and/or director of numerous biopharmaceutical companies, and his financial expertise led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

Russell M. Medford, M.D., Ph.D. has served as Chairman and President of Salutria Pharmaceuticals, Inc., a privately-held biopharmaceutical company, since April 1, 2009. From 1995 to April 1, 2009 Dr. Medford served as President, Chief Executive Officer and Director of AtheroGenics, Inc., a publicly-held pharmaceutical company. On September 15, 2008, an involuntary petition under Chapter 7 of the United States Bankruptcy Code was filed against AtheroGenics, Inc. in the United States Bankruptcy Court for the Northern district of Georgia (the “Bankruptcy Court”) by certain holders of its 4.5% Convertible Notes Due 2008. On October 6, 2008, AtheroGenics, Inc. consented to the bankruptcy filing and moved in the Bankruptcy Court to convert the Chapter 7 case to a case under Chapter 11 of the United States Bankruptcy Code. Dr. Medford currently serves on the Biotechnology Industry Organization’s (“BIO”) Board of Directors and BIO Emerging Companies Section Governing Body. Dr. Medford also currently holds the appointment of Adjunct Clinical Professor of Medicine. Dr. Medford received a B.A. from Cornell University, and a M.D. with Distinction and a Ph.D. in Molecular and Cell Biology from the Albert Einstein College of Medicine. Dr. Medford’s experience as an executive officer and director and his medical and scientific background led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time

A. Keith Willard served as Chairman and Chief Executive Officer of Zeneca, Inc., a publicly-held multi-national pharmaceutical company, from 1993 to 1999. Prior to that, he served in several capacities with ICI Canada, including President and a member of its board of directors. He has been retired since October 1999. He received a B.A. in Sociology from Concordia University and is a graduate of the Advanced Executive Management Institute at McGill University. Mr. Willard’s experience as a senior executive in several large organizations, and particularly as chief executive officer of a multi-national pharmaceutical company, including his leadership experience and his international experience, led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING
CLASS II
(TERM EXPIRES AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS)

Name of Director	Age	Served as Director Since

Gabriele M. Cerrone	39	2007
Russell H. Plumb	52	2007

Gabriele M. Cerrone has served as a director of the Company since September 2007. From March 1999 to January 2005, Mr. Cerrone served as a Senior Vice President of Investments of Oppenheimer & Co. Inc., a financial services firm. Mr. Cerrone served on the board of directors of SIGA Technologies, Inc., a publicly-held biotechnology company, from May 2001 to May 2003. Mr. Cerrone co-founded TrovaGene, Inc. (formerly Xenomics, Inc.), a publicly-held diagnostics company, and served as its Co-Chairman from July 2005 until November 2006. Mr. Cerrone also co-founded FermaVir Pharmaceuticals, Inc., a publicly-held biotechnology company, and served as its Chairman from August 2005 to September 2007, when it was acquired by the Company. Mr. Cerrone currently serves as a consultant and a director of TrovaGene, Inc. In addition, Mr. Cerrone is Chairman, co-founder and a consultant to Synergy Pharmaceuticals, Inc. and Chairman, co-founder and a consultant to Callisto Pharmaceuticals, Inc., both of which are publicly-held biopharmaceutical companies. In addition, since 2005 Mr. Cerrone has been the managing partner of Panetta Partners Ltd., a private investor in both public and private venture capital in the life sciences and technology arenas as well as real estate. Mr. Cerrone’s experience as an investor and entrepreneur in numerous publicly-held biopharmaceutical companies, including FermaVir Pharmaceuticals Inc., led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

Russell H. Plumb was appointed the President, Chief Executive Officer and Chief Financial Officer of the Company on December 30, 2006. Prior to that, Mr. Plumb served as Vice President, Finance and Administration and Chief Financial Officer of the Company from August 2000 through December 2006. From December 1999 to July 2000, Mr. Plumb served as Chief Financial Officer of Emory Vision, a privately-held healthcare company. From 1994 to November 1999, he served as Chief Financial Officer and Vice President, Finance of Serologicals Corporation, a publicly-held biopharmaceutical company. Mr. Plumb received both a Bachelor of Commerce and a M.B.A. from the University of Toronto. Mr. Plumb has received designations as a certified public accountant in Michigan and Georgia. Mr. Plumb’s experience in managing the strategic, financial and operational growth of emerging biopharmaceutical companies, as well as his key role in leading the Company and developing its current business strategy as Chief Executive Officer of the Company led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

CLASS III
(TERM EXPIRES AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS)

Name of Nominee	Age	Served as Director Since

Michael A. Henos	61	1997
Marc L. Preminger, FSA, MAAA	61	2003
Christopher McGuigan, M.Sc., Ph.D	52	2007

Michael A. Henos has served as Chairman of the Board since April 2001. Mr. Henos also served as Chairman of the Board from July 1997 to January 2000. Since 1993, Mr. Henos has served as Managing General Partner of Alliance Technology Ventures, L.P., a venture capital firm. From 1991 to 2001, also Mr. Henos served as a General Partner of Aspen Ventures, a venture capital partnership. Mr. Henos served as a director of Genoptix, Inc., a publicly-held biopharmaceutical company, from 2001 until February 2011 and of Atherogenics, Inc., a publicly-held biopharmaceutical company, from 1994 to June 2009. Mr. Henos is also a member of the Board of Directors of the following privately-held biopharmaceutical companies: GlycoMimetics, Inc. and Sensys Medical, Inc. Mr. Henos received a B.S. in Economics and a M.B.A. in Finance from the University of California, Los Angeles. Mr. Henos’ extensive experience as a venture capital investor and as a current and past director of several public- and privately-held companies, including numerous biopharmaceutical companies, as well as his financial expertise led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

Marc L. Preminger, FSA, MAAA, served in various capacities with CIGNA Corporation, an insurance company, from 1977 until his retirement in September 2002, the most recent of which was Senior Vice President and Chief Financial Officer of CIGNA Healthcare. In June 2009, Mr. Preminger founded, and is now president of, The Household Money Manager, Inc., a daily money management firm. Mr. Preminger received a B.A. in Economics from Lafayette College and a Masters of Actuarial Science from Georgia State University. Mr. Preminger’s actuarial, accounting and financial experience, as well as his risk-management and healthcare insurance expertise, led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

Christopher McGuigan, M.Sc., Ph.D., served as a member of the Board of Directors of FermaVir from August 2005 until it was acquired by the Company in September 2007. Since 1995, Dr. McGuigan has been Professor, Welsh School of Pharmacy, Head of Medicinal Chemistry, and Deputy Pro Vice Chancellor of Cardiff University. He is also a member of the Editorial Board for the Journal of Molecular Pharmaceutics and is the immediate past President of the International Society for Antiviral Research. Dr. McGuigan received a B.S. and Ph.D. in Anticancer Drug Design from the University of Birmingham. Dr. McGuigan’s scientific background and expertise, including being the early-stage developer of much of the science underlying the Company’s current antiviral development pipeline, led the Nominating and Corporate Governance Committee to conclude that he should continue to serve as a director of the Company at this time.

The Board recommends a vote “For” each of the nominees for director.

CORPORATE GOVERNANCE

General  The Company’s by-laws provide that the number of members of the Board of Directors shall be determined from time to time by resolution of the Board. The Company’s Board of Directors should neither be too small to maintain the needed expertise and independence, nor too large so as to be inefficient in functioning. The general expectation is that the Board of Directors will consist of between seven and twelve directors, although periodically the Board of Directors and the Nominating and Corporate Governance Committee will review the appropriate size and mix of the Board of Directors in light of the Company’s needs. The Board of Directors currently has eight members.

The Board of Directors has determined that Messrs. Cerrone, Henos, Preminger, and Willard and Drs. Barrett, McGuigan and Medford are independent under the standards of independence applicable to companies listed on the Nasdaq Capital Market (“Nasdaq”). In addition, as required by Nasdaq, the Board of Directors has made an affirmative determination as to each independent director that no relationships exists which, in the opinion of the Board of Directors, would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

During 2010, the Board of Directors met seven times. Each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of the committee or committees on which he served. In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to attend the Company’s Annual Meeting of Stockholders and all directors attended the 2010 Annual Meeting of Stockholders. The committees of the Board of Directors consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Science and Technology Committee, each of which has the composition and responsibilities described below. The Board may also establish other committees from time-to-time to assist in the discharge of its responsibilities.

Audit Committee.  The Company’s Audit Committee is a separately designated standing committee and was established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees the Company’s corporate accounting and financial reporting. Among other things, the Audit Committee determines the engagement of, and approves the fees paid to, the Company’s independent registered public accounting firm; monitors the qualifications, independence, activities and performance of the Company’s independent registered public accounting firm; approves the retention of the Company’s independent registered public accounting firm to perform any proposed and permissible non-audit services; reviews the Company’s financial statements and critical accounting estimates; reviews the effectiveness of internal controls over financial reporting and the adequacy of disclosure controls and procedures; discusses with management and the Company’s independent registered public accounting firm the results of the annual audit, and; the reviews of the Company’s quarterly financial statements. In addition to these responsibilities, the Audit Committee oversees the Company’s risk management process. As part of such oversight, the Audit Committee reviews key financial, business, developmental, regulatory and other operational and legal risks; receives reports from management at least once a year with respect to the steps management has taken to monitor, control and mitigate such risks; and reports its findings to the full Board. In addition, the Audit Committee maintains procedures for the receipt of employee complaints and submissions of concerns regarding accounting or auditing matters. The members of the Company’s Audit Committee are Mr. Preminger, Chairman, Dr. Medford and Mr. Willard. The Board of Directors of the Company has determined that Mr. Preminger is the Audit Committee Financial Expert under Item 407 of Regulation S-K promulgated under the Exchange Act. The composition of the Company’s Audit Committee meets the standards for independence under the current applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq rules and SEC rules and regulations. The Company’s Audit Committee met five times during fiscal year 2010.

Compensation Committee.  The Company’s Compensation Committee is a separately designated standing committee that establishes, amends, reviews and approves compensation and benefit plans with respect to executive officers and employees, including determining the various elements of total compensation of the Chief Executive Officer and other executive officers, and reviewing the performance of the Company and its executive officers with respect to these elements of compensation. The Compensation Committee also determines the annual retainer, meeting fees, equity awards and other compensation for members of the Board of Directors; sets performance and bonus targets under the Company’s annual short-term cash incentive plans for executive officers; and administers the issuance of stock options and other awards under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Incentive Plan”). The members of the Compensation Committee are Mr. Henos, Chairman, Dr. Barrett and Mr. Preminger. The composition of the Compensation Committee meets the standards for independence under applicable Nasdaq rules and regulations. The Compensation Committee met six times during fiscal year 2010. In connection with the performance of its duties, the Compensation Committee is authorized under its charter to delegate any of its responsibilities to subcommittees or individuals as it deems appropriate.

Nominating and Corporate Governance Committee.  The Company’s Nominating and Corporate Governance Committee is a separately designated standing committee that develops and recommends to the Board of Directors corporate governance principles and procedures applicable to the Company, which are contained in the Company’s Corporate Governance Guidelines or otherwise adopted by the Board of Directors; oversees compliance with the Company’s Code of Ethics; considers management succession plans; recommends the director nominees for each annual meeting of the Company’s stockholders; and ensures that the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent directors. The members of the Nominating and Corporate Governance Committee are Mr. Willard, Chairman, and Drs. Barrett and Medford. The composition of the Nominating and Corporate Governance Committee meets the standards for independence under applicable Nasdaq rules and regulations. The Company’s Nominating and Corporate Governance Committee met once during fiscal year 2010.

Science and Technology Committee.  The Science and Technology Committee is a separately designated standing committee that assists the Board in its oversight of technical, scientific, preclinical and clinical matters relating to the allocation of the Company’s resources to its research and development programs. The Committee is also responsible for identifying and evaluating significant emerging trends and issues in science and technology that may have an impact on the Company’s strategic plan or development programs. The members of the Science and Technology Committee are Dr. Medford, Chairman, and Dr. McGuigan.

Director Qualifications and Nominating Process

The Company’s Nominating and Corporate Governance Committee does not maintain any specific minimum qualifications for director candidates. However, the Board of Directors believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. Each director must also be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties. While the Company does not have a formal policy with respect to diversity, the Company’s current Corporate Governance Guidelines provide that the Board of Directors is intended to encompass a range of talents, experience, skills, diversity, and expertise (particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, and biotechnology and related industries) sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company and its stockholders.

The Company’s Nominating and Corporate Governance Committee considers individuals for nomination for election to the Board of Directors from any source, including stockholder recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the recommendation. Consideration of nominee candidates typically involves a series of internal discussions, a review of information concerning a candidate’s qualifications and perceived contributions, and interviews with selected candidates. Under its charter, the Nominating and Corporate Governance Committee has the authority to engage consultants or search firms to assist in the process of identifying and evaluating candidates; however, the Nominating and Corporate Governance Committee did not utilize such consultants in 2010 or through the filing of this proxy statement. The Nominating and Corporate Governance Committee will consider stockholder recommendations for nominees sent to the Company’s Nominating and Corporate Governance Committee, Inhibitex, Inc., 9005 Westside Parkway, Alpharetta, Georgia 30009, Attention: Secretary. Any recommendation from a stockholder with respect to a nominee should include the name, background and qualifications of such candidate, and should be accompanied by evidence of such stockholder’s ownership of the Company’s Common Stock.

The current charters of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are posted on Inhibitex’s website at www.inhibitex.com.

Board Leadership Structure

The Company is currently led by Russell H. Plumb, the Company’s Chief Executive Officer, and Michael A. Henos, an independent director and the Chairman of the Board of Directors. Mr. Henos has served as the Chairman of the Board since April 2001 and also served as Chairman of the Board from July 1997 to January 2000. Pursuant to the Company’s Corporate Governance Guidelines, it is the expectation that the Chairman of the Board will not be the same individual as the Chief Executive Officer, unless approved by a majority of the independent members of the Board. In the event that the Chairman of the Board and the Chief Executive Officer are the same person, it is the expectation of the Board of Directors to elect a Lead Independent Director on an annual basis.

The Board of Directors believes the Company’s current Board leadership structure is advantageous because it demonstrates to the Company’s stockholders, employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with the Chairman maintaining an effective working relationship with other Board members and the Chief Executive Officer. Furthermore, the Board believes the separation of the Chief Executive Officer and Chairman roles enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance.

Stockholder Communications

The Company does not have a formal procedure for stockholder communication with its Board of Directors. Stockholders who wish to contact the Board of Directors, a committee of the Board of Directors, or an individual director should send their correspondence to Inhibitex, Inc., 9005 Westside Parkway, Alpharetta, Georgia 30009, Attention: Board of Directors. Any such communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process a communication before forwarding it to the addressee or addressees. The Company generally will not forward a stockholder communication to its directors if it determines that such communication is primarily commercial in nature or is abusive, threatening or otherwise inappropriate.

Code of Ethics

The Company has adopted a code of ethics that applies to all of its officers, directors and employees. The Company has posted a copy of its code of ethics on the Investors section of its website, www.inhibitex.com, as required under SEC rules and regulations. If the Company makes any substantive amendments to the code or grants any waiver, including any implicit waiver, from a provision of the code to its principal executive, financial or accounting officer, it will disclose the nature of the amendment or waiver on its website or in a report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who beneficially own more than 10% of the Common Stock of the Company (collectively the “Reporting Persons”) to file reports of ownership and changes in ownership of Inhibitex Common Stock with the SEC, with a copy delivered to the Company. In addition, the Company prepares Section 16(a) reports on behalf of certain Reporting Persons, including its officers and directors. Based solely on a review of Forms 3 and 4 furnished to the Company by the Reporting Persons or prepared on behalf of the Reporting Persons by the Company and on written representations from certain Reporting Persons that no Forms 5 were required, the Company believes that the Reporting Persons have complied on a timely basis with reporting requirements applicable to them for transactions during 2010, except for Dr. Patti, who filed a late Form 4 on April 20, 2010 with respect to a transaction that occurred on April 12, 2010.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee of ours. In addition, none of our executive officers has served on the board of directors or compensation committee of another entity at any time during which an executive officer of such other company served on our Board of Directors or the Compensation Committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Stock as of March 31, 2011 (except as indicated in the footnotes below), by:

•	each person or group of affiliated persons known to be the beneficial owner of more than 5% of the Company’s Common Stock and not otherwise represented on the Board of Directors;

•	each of the directors and nominees;

•	each of the executive officers listed on the Summary Compensation Table included under the caption “Executive Compensation” (collectively, the “named executive officers”); and

•	all directors and executive officers as a group.

The column entitled “Percentage of Shares of Common Stock Beneficially Owned” is based on 62,439,215 shares of Common Stock outstanding as of March 31, 2011, assuming no further exercises of outstanding options or warrants. Ownership is based upon information provided by each respective officer and director, Forms 4, Schedules 13G and other public documents filed with the SEC for some of the stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. For purposes of calculating each person’s or group’s percentage ownership, except as set forth in the footnotes to the beneficial ownership table below, stock options and warrants exercisable within 60 days after March 31, 2011 are included for that person or group, but not the stock options or warrants of any other person or group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

		Percentage of
		Shares of
		Common Stock
		Beneficially
Beneficially Owned	Shares Held	Owned (%)

5% stockholders:
Entities affiliated with QVT Associates GP LLC(1)	12,885,159	19.5
Entities affiliated with New Enterprise Associates(2)	9,894,387	15.6
Entities affiliated with OrbiMed LLC(3)	4,606,249	7.2
Entities affiliated with Fidelity(4)	4,017,166	6.4
Entities affiliated with Visium Asset Management, LP(5)	3,596,011	5.7
Named executive officers and directors:
Russell H. Plumb(6)	1,117,238	1.8
Joseph M. Patti, M.S.P.H., Ph.D.(7)	524,596	*
Geoffrey W. Henson, Ph.D.(8)	836,499	1.3
M. James Barrett, Ph.D.(9)	10,002,046	15.7
Gabriele M. Cerrone(10)	3,044,567	4.8
Michael A. Henos(11)	240,845	*
Chris McGuigan, Ph.D.(12)	637,217	1.0
Russell M. Medford, M.D., Ph.D.(13)	88,664	*
Marc L. Preminger(14)	99,129	*
A. Keith Willard(15)	123,409	*
All current executive officers and directors as a group (10 persons)(16)	16,714,210	25.1

*	Represents beneficial ownership of less than one percent of the Company’s Common Stock.

(1)	Consists of 8,305,346 shares of Common Stock and 3,333,340 shares issuable upon the exercise of outstanding warrants beneficially owned by QVT Fund LP (the “Fund”) and 888,407 shares of Common Stock and 358,066 shares issuable upon the exercise of outstanding warrants beneficially owned by Quintessence Fund L.P. (“Quintessence”). The warrants contain an issuance limitation prohibiting the holder of such warrants from exercising the warrants to the extent that such exercise would result in beneficial ownership by such holder and certain related parties of more than 9.99% of the Common Stock then issued and outstanding. QVT Financial LP (“QVT Financial”) is the investment manager for the Fund and Quintessence. Due to the issuance limitation described above, the Fund may be deemed to beneficially own 8,305,346 shares of Common Stock and Quintessence may be deemed to beneficially own 888,407 shares of Common Stock. Accordingly, taking into account the issuance limitation, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 9,193,753 shares of Common Stock, consisting of the shares of Common Stock owned by the Fund and Quintessence. The remaining shares of Common Stock underlying the Warrants held by the Fund and Quintessence may not be issued unless the Fund and Quintessence provide notice to the Issuer 61 days prior to the exercise of the Warrants that this limitation will not apply. The aggregate number of shares of Common Stock of which the Fund would be deemed to be the beneficial owner if the Fund had the right to presently exercise all of its Warrants in full is 11,638,686. The aggregate number of shares of Common Stock of which Quintessence would be deemed to be the beneficial owner if Quintessence had the right to presently exercise all of its Warrants in full is 1,246,473. The aggregate number of shares of Common Stock of which QVT Financial would be deemed to be the beneficial owner if the Fund and Quintessence had the right to presently exercise all of the Warrants is 12,885,159. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 9,193,753 shares of Common Stock (11,638,686 shares if the Fund had the right to presently exercise all of its Warrants in full). Each of QVT Financial and QVT Financial GP LLC disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Fund and Quintessence. QVT Associates GP LLC disclaims beneficial ownership of all shares of Common Stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein. The principal business or mailing address of the persons comprising this group is 1177 Avenues of the Americas, 9th Floor, New York, New York 10036. Information with respect to Fund and Quintessence has been derived from their Schedule 13G/A as filed with the SEC on April 8, 2010.

(2)	Consists of 6,898,294 shares of Common Stock and 791,015 shares issuable upon the exercise of outstanding warrants beneficially owned by New Enterprise Associates 10, Limited Partnership (“NEA 10”) and 1,941,407 shares of Common Stock and 263,671 shares issuable upon the exercise of outstanding warrants beneficially owned by New Enterprise Associates 11, Limited Partnership (“NEA 11”). NEA Partners 10, Limited Partnership (“NEA Partners 10”) is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. NEA Partners 10 and the individual general partners of NEA Partners 10 may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 10. NEA 11 GP, LLC (“NEA 11 GP”) is the sole general partner of NEA Partners 11, Limited Partnership (“NEA Partners 11”) which is the sole general partner of NEA 11. The individual managers of NEA 11 GP are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Krishna “Kittu” Kolluri, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. NEA Partners 11, NEA 11 GP, and the individual managers of NEA 11 GP may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 11. The aforementioned indirect holders of the shares owned by NEA 10 and NEA 11 disclaim beneficial ownership of such shares except to the extent of his actual pecuniary interest therein. Each of NEA 10 and NEA 11 is located at 1119 St. Paul Street, Baltimore, Maryland 21202. Information with respect to NEA 10 and NEA 11 has been derived from their Schedule 13D/A as filed with the SEC on November 6, 2009, adjusted for warrants that expired November 10, 2009.

(3)	Consists of 30,100 shares of Common Stock and 13,266 shares issuable upon the exercise of outstanding warrants beneficially owned by OrbiMed Associates III LP and 3,169,900 shares of Common Stock and 1,392,983 shares issuable upon the exercise of outstanding warrants beneficially owned by OrbiMed Private Investments III LP. OrbiMed Advisors LLC and OrbiMed Capital GP III LLC may each be deemed to beneficially own on behalf of OrbiMed Associates III LP 30,100 shares of Common Stock and 13,266 shares issuable upon the exercise of outstanding warrants and on behalf of OrbiMed Private Investments III LP 3,169,900 shares of Common Stock and 1,392,983 shares issuable upon the exercise of outstanding warrants. The principal business office of OrbiMed Associates III LP and OrbiMed Private Investments III LP is 767 Third Avenue, 30th Floor, New York, New York 10017. Information with respect to OrbiMed Associates III LP and OrbiMed Private Investments III LP has been derived from their Schedule 13G/A as filed with the SEC on February 11, 2011.

(4)	Consists of 4,017,166 shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,017,166 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority votes of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting shares owned directly by Fidelity Funds, which resides with the Funds’ Boards of Trustees. The principal business office of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109. Information with respect to Fidelity Management & Research Company has been derived from its Schedule 13G as filed with the SEC on February 11, 2011.

(5)	Consists of 2,892,886 shares of Common Stock and 703,125 shares issuable upon the exercise of outstanding warrants beneficially owned by Visium Balanced Master Fund, Ltd. The principal business address for Visium Asset Management, LP is 950 Third Avenue, 29th Floor, New York, New York 10022. Information with respect to Visium Balanced Master Fund, Ltd. has been derived from Visium Asset Management, LP from 13F as filed with the SEC on February 14, 2011 and the Company’s records.

(6)	Consists of 360,988 shares of Common Stock and 756,250 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(7)	Consists of 174,596 shares of Common Stock and 350,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(8)	Consists of 154,666 shares of Common Stock, 29,333 shares issuable upon the exercise of outstanding warrants and 652,500 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(9)	Includes of 60,992 shares of Common Stock and 46,667 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011. Dr. Barrett is an individual general partner of NEA Partners 10, the sole general partner of NEA 10. Dr. Barrett is also an individual manager of NEA 11 GP, the sole general partner of NEA Partners 11, which is the sole general partner of NEA 11. In such capacities, he may be deemed to have voting and dispositive power with respect to the 6,898,294 shares of Common Stock and 791,015 shares issuable upon the exercise of outstanding warrants beneficially owned by NEA 10, and the 1,941,407 shares of Common Stock and 263,671 shares issuable upon the exercise of outstanding warrants beneficially owned by NEA 11. Dr. Barrett disclaims beneficial ownership of the above referenced shares held by each of NEA 10 and NEA 11, except to the extent of his actual proportionate pecuniary interest therein.

(10)	Includes 71,267 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011 owned by Mr. Cerrone, and includes 2,102,100 shares of Common Stock and 871,200 shares issuable upon the exercise of outstanding warrants beneficially owned by Panetta Partners,

Ltd. Mr. Cerrone is the sole managing partner of Panetta Partners, Ltd. and in such capacity exercises voting and dispositive control over securities owned by Panetta Partners, Ltd., despite him having only a small pecuniary interest in such securities.

(11)	Includes 91,511 shares of Common Stock and 105,334 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011 owned by Mr. Henos. Also includes 44,000 shares of Common Stock owned by Mrs. Claudia Henos.

(12)	Consists of 565,950 shares of Common Stock and 71,267 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(13)	Consists of 37,795 shares of Common Stock and 50,869 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(14)	Consists of 50,574 shares of Common Stock and 48,555 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(15)	Consists of 56,742 shares of Common Stock and 66,667 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

(16)	Consists of 12,539,615 shares of Common Stock, 1,955,219 shares issuable upon the exercise of outstanding warrants and 2,219,376 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2011.

EXECUTIVE OFFICERS

The following table sets forth information concerning the current executive officers of the Company:

Name	Age	Position

Russell H. Plumb	52	President; Chief Executive Officer; Chief Financial Officer; Director and Secretary
Joseph M. Patti, M.S.P.H., Ph.D.	46	Senior Vice President, Research and Development; Chief Scientific Officer; Assistant Secretary
Geoffrey W. Henson, Ph.D.	63	Senior Vice President, Drug Development

Set forth below is biographical information with respect to the Company’s executive officers other than Mr. Plumb. Biographical information for Mr. Plumb is set forth under the caption “Proposal I — Directors Whose Term of Office Will Continue After the Annual Meeting — Class II.”

Joseph M. Patti, M.S.P.H., Ph.D. has served as the Company’s Chief Scientific Officer and Senior Vice President of Research and Development since 2007. Prior to that, he served as the Company’s Vice President, Preclinical Development and Chief Scientific Officer from 1998 to 2007 and Vice President of Research and Development from 2005 to 2007. From 1994 to 1998, Dr. Patti was an Assistant Professor at Texas A&M’s Institute of Biosciences and Technology. From 1996 to 1998, he also served on the faculty at the University of Texas Health Science Center Graduate School of Biomedical Sciences. Dr. Patti received a B.S. in Microbiology from the University of Pittsburgh, an M.S.P.H. from the University of Miami, School of Medicine and a Ph.D. in Biochemistry from the University of Alabama at Birmingham.

Geoffrey W. Henson, Ph.D. has served as Senior Vice President, Drug Development since the Company’s acquisition of FermaVir in September 2007. Dr. Henson was previously President, Chief Executive Officer, Secretary and a director of FermaVir from August 2005 to September 2007. From 2003 to March 2005, Dr. Henson was a pharmaceutical consultant. He was a co-founder of AnorMED, a publicly-traded Canadian biopharmaceutical company, where he was employed in various management capacities from 1996-2003, most recently as Chief Operating Officer. Prior to co-founding AnorMED, Dr. Henson held a number of management and scientific positions in the Biomedical Research Group at Johnson Matthey from 1985-1996. Dr. Henson obtained his M.S. and Ph.D. in Biochemistry from New Mexico State University, and B.S. in Chemistry from Dickinson College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Philosophy.  The primary objectives of the Compensation Committee of the Board of Directors with respect to executive compensation are to attract, retain and motivate the best possible executive talent, and to align executive compensation with the success of the Company and the creation of shareholder value. To achieve these objectives, the Compensation Committee has adopted a pay-for-performance compensation philosophy, which is intended to maintain base salaries in line with the median of comparable biopharmaceutical companies with a similar number of employees and in a similar stage of development, and ties a substantial portion of an executive’s overall compensation to the achievement of the Company’s research, clinical, regulatory, business development, financial and operational goals and objectives. Under this philosophy, each executive has an opportunity to earn total compensation (base salary, short-term cash incentives and long-term equity incentives) greater than the median of comparable biopharmaceutical companies based on superior performance.

The Compensation Committee operates within the framework of this pay-for-performance philosophy to determine each component of an executive’s compensation package (base salary, short-term cash incentives and long-term equity incentives) based on a number of factors, including:

•	the executive’s particular background and experience, including training and the nature and extent of prior relevant work experience;

•	the executive’s role with the Company;

•	the compensation paid to similar persons in comparable companies represented in the compensation data that the Compensation Committee reviews on an annual basis;

•	the industry demand for individuals with specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	the geographic location of the Company and the relative supply and demand for individuals with the executive’s relevant skills and experience;

•	prevailing economic conditions;

•	the compensation levels of other executives within the Company; and

•	the uniqueness of industry skills and the relative need within the Company for an individual with those unique skills.

Compensation Processes.  The Compensation Committee reviews, monitors and determines the compensation of the Company’s Chief Executive Officer and other named executive officers on an annual basis. During its annual review of the Company’s executive officers’ compensation, the Compensation Committee considers a number of metrics and factors to evaluate whether an executive’s base salary, targeted short-term cash incentives and long-term equity incentives are in line with the Company’s compensation strategy and objectives, including peer group and other compensation analyses and the related recommendations provided by its independent compensation consultant. Further, with respect to performance-based short-term cash incentives, the Compensation Committee determines performance achievement levels and bonus amounts, if any, payable under the Company’s annual cash incentive for its executive officers based primarily upon the performance of the Company as a whole, and in certain cases that of each individual executive officer in comparison to the various corporate goals and performance objectives established by it during its compensation review the prior year. These annual performance objectives or goals generally target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Finally, the Compensation Committee administers the issuance of stock options and other equity awards under the Incentive Plan through an annual review of the status of long-term equity incentives for each executive officer, and the Company as a whole, to determine the size and nature of future equity-based awards and if the number of shares reserved for future awards under the Incentive Plan is adequate. In reviewing and determining the base salary, short-term cash and long-term equity incentive compensation of each executive officer (other than the Chief Executive Officer), the Compensation Committee consults with and considers the recommendations of the Company’s Chief Executive Officer with respect to the appropriate levels of compensation.

Since 2005, Radford Surveys and Consulting (“Radford”) has been retained by the Compensation Committee as an independent consultant to perform various analyses and provide its perspective and recommendations to the Compensation Committee in the discharge of its duties. During 2010, Radford performed analyses at the request of and on behalf of the Compensation Committee, including an updated peer group analysis of a number of comparable companies that are in the biopharmaceutical industry, have a similar number of employees, have a similar market capitalization, or are at a similar stage of development as the Company. These analyses were used to assess and compare the Company’s compensation practices with respect to the Compensation Committee’s philosophy, as well as to other comparable companies, the biopharmaceutical industry in general, and the guidelines of various shareholder advocate consulting firms. Radford developed its analyses and recommendations by utilizing publicly-available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. The Company believes that the information provided by these surveys and the peer group analyses compiled by Radford provides the Company with an appropriate benchmark and context for evaluating compensation levels. Radford has not provided additional services to the Company or its affiliates in an amount in excess of $120,000 during the Company’s last completed fiscal year.

In evaluating the components of total executive compensation, the Compensation Committee typically reviews all of the compensation data and analyses that Radford has collected or prepared. In 2010, the Compensation Committee used the publicly-available compensation data from the following comparable companies as a peer group to set compensation for the Company’s Chief Executive Officer and the Company’s other named executive officers:

Achillion Pharmaceuticals	Alimera Sciences	Amicus Therapeutics
Anadys Pharmaceuticals	Antigenics	ArQule
AVI BioPharma	Celldex Therapeutics	Cleveland BioLabs
Corcept Therapeutics	Curis	Cytokinetics
CytRx Corporation	Hemispherx BioPharma	Idera Pharmaceuticals
Infinity Pharmaceuticals	Insmed	Neurocrine Biosciences
Novavax	OncoGenex Pharmaceuticals	Sangamo BioSciences
Sunesis Pharmaceuticals	Threshold Pharmaceuticals	Ziopharm Oncology

Compensation Components

Base Salary.  Base salaries for the Company’s executives are established based on the scope of their responsibilities and their relevant background, training, skills and experience, taking into account the competitive market compensation practices by the companies represented in the compensation data compiled by Radford for similar positions and the overall market demand for such executives. The Compensation Committee’s pay-for-performance compensation philosophy provides that an executive’s base salary should generally target the median of the range of salaries for executives in similar positions with similar responsibilities in companies of similar size and stature to the Company as represented in the compensation data compiled by Radford. An executive’s base salary is also evaluated together with the other components of the executive’s total compensation to ensure that the executive’s total compensation is in line with Company’s overall compensation philosophy.

Base salaries are reviewed annually as part of the performance review process. If the Compensation Committee identifies significant market changes in its review of the compensation data compiled by Radford, or otherwise determines that an executive’s base salary is either un-competitive or otherwise not in line with the overall compensation philosophy and the performance of the Company, the Compensation Committee may realign or adjust an executive’s base salary. Further, base salaries may be increased for merit, as determined through an assessment of whether the overall corporate strategic goals are on track or have been achieved and how each executive has contributed in meeting or exceeding these performance objectives or due to a promotion in responsibilities.

In February 2010, the Compensation Committee approved an increase of 4% to 6% to the base salary of each named executive officer, effective as of January 1, 2010. In December 2010, the Compensation Committee approved an increase of 15% to 17% to the base salary of each named executive officer, effective as of January 1, 2011. The increases reflect the Compensation Committee’s assessment, based on the peer group data, that the base salaries of the Company’s executive officers were well below (the median) target and that their compensation was lagging from a competitive perspective.

Short-Term Cash Incentives.  The Company’s total compensation program provides that executives are eligible for a discretionary, annual, performance-based cash incentive or bonus payment. The current annual performance-based short-term incentive targets, as a percentage of base salary, for which the Company’s named executive officers are eligible are as follows: 30% for the Senior Vice President of Drug Development, Dr. Henson; 35% for the Chief Scientific Officer, Dr. Patti; and 50% for the Chief Executive Officer, Mr. Plumb. The amount of the annual cash incentive or bonus actually earned and payable to each named executive officer depends primarily on the level of achievement, as determined by the Compensation Committee, of the overall corporate goals that have been approved by the Compensation Committee. For example, if the Compensation Committee determined that a 75% achievement level was met with respect to the corporate goals during a given year, Dr. Henson would be eligible for a cash bonus of 22.5% of his base salary (30% target x 75% achievement level). In its discretion, the Compensation Committee may award bonus payments to the Company’s executives above or below the target amount, particularly in cases where goals are materially exceeded.

Typically, the Compensation Committee approves three or four corporate level goals each year for purposes of establishing an executive’s potential short-term cash incentives, and in any given year, these goals are generally related to the achievement of specific research, clinical, regulatory, business development, operational or financial milestones. Each of these corporate goals is assigned a respective weighting relative to all the corporate goals. Based upon actual performance, an achievement level of between a threshold of 50% and a maximum of 150% may be assigned to each goal by the Compensation Committee. If actual performance falls below the 50% threshold, the goal is generally assigned a 0% achievement level and no incentive compensation is earned on that particular goal.

In March 2011, the Compensation Committee gave consideration to the achievement levels of the various corporate scientific, clinical development and other business goals for 2010. After consideration of the performance level achieved for each goal and its relative weighting, the Compensation Committee determined that the Company had achieved a performance level of 80% for its overall corporate goals. In determining this level of performance for 2010, the Compensation Committee considered, among other objectives, the following key achievements during 2010:

(i)     the clinical advancement of both FV-100 and INX-189 during 2010 and the results of their respective Phase 2 and Phase 1b clinical trials, including demonstrating clinical proof-of-concept for FV-100 and INX-189; and

(ii)     the degree of success on various other confidential cash, financial, operational, business development and management goals.

Long-Term Compensation Equity-Based Awards.  The Compensation Committee believes that achieving the Company’s long-term corporate and strategic objectives and aligning management’s interests directly with those of the Company’s stockholders is strongly enhanced through an ownership culture that encourages long-term ownership incentives for all of the Company’s employees. The Company’s Incentive Plan allows for equity-based awards or grants to employees, including executive officers, of stock options, restricted stock and other similar awards. The Board of Directors has delegated authority to the Compensation Committee to determine the nature and extent of equity awards or grants to the Company’s executives and employees. The Company’s practices with respect to equity-based awards have historically involved an initial equity award, generally in the form of a stock option grant, to all new employees when they commence employment, and have generally provided for annual equity awards or grants to all employees as part of the Company’s overall compensation strategy. Occasionally, upon a promotion or other unique circumstances, the Compensation Committee may grant awards to certain employees at other times during the year.

Initial Stock Option Awards.  Executives and all other employees who join the Company are typically provided an initial equity-based award, generally in the form of a stock option grant. These grants have an exercise price equal to the fair market value of the Company’s Common Stock on the grant date, and typically vest over a period of three to four years. The size of the initial stock option grant awarded to an executive or employee is determined based on a number of factors, including the executive or employee’s position in the Company, the number of shares reserved and available to be issued pursuant to awards under the Incentive Plan, and an analysis of the competitive practices of comparable peer group companies of similar size and stature as represented in the compensation data compiled by Radford.

Annual Equity-Based Awards.  The Company’s practice is to generally grant annual equity-based awards to all executives and employees, typically in the form of stock options, as part of the Company’s overall compensation strategy. The Compensation Committee believes that these ongoing equity awards provide executives and all employees with a strong incentive to maximize long-term corporate performance and value creation. The aggregate value of these awards is intended to provide long-term incentives in an amount that will retain executives and employees, individually and as a whole, and represents an opportunity for executives to earn total compensation above the median compensation levels of comparable peer group companies represented in the compensation data compiled by Radford. The Compensation Committee considers input from Radford and the Company’s Chief Executive Officer as to the nature and extent of recommended annual awards prior to approving any annual stock option grants. Over the past several years, a significant portion of the annual awards have been performance-based stock option grants that generally vest upon the achievement of certain pre-determined corporate goals.

In October 2010, the Compensation Committee approved an annual grant of 785,000 stock options to executive officers of the Company, with 50% of the options having time-based vesting and the other 50% having performance-based vesting. All of these options expire in October 2020. The time-based options vest annually over a four year term, and the performance-based options only vest upon the achievement of certain clinical and regulatory milestones in 2011 or 2012.

Other Compensation.  The Company maintains broad-based benefits that are provided to all employees, including its executives, such as health insurance, term life and disability insurance, dental insurance and a 401(k) defined contribution plan.

Termination-Based Compensation.  Each of the Company’s named executive officers has entered into an employment agreement with the Company, pursuant to which he is entitled to receive severance or termination-based payments under certain circumstances. These severance arrangements are provided to the executive officers for a number of reasons including, but not limited to, recognition by the Compensation Committee of the inherent risk of development-stage biopharmaceutical companies and that executives with specific skills and experience may often face challenges securing new employment in a timely manner in the event of a non-voluntary termination. Further, in the event the Company is acquired or there is otherwise a change in control, the Compensation Committee believes such severance arrangements minimize operational disruption, increase the likelihood of a smooth transition of the executive’s responsibilities, and incent the executive to remain “objective” in the negotiation and execution of any such transaction.

The Compensation Committee believes that the severance amounts payable to the Company’s named executive officers as described below in the section entitled “Employment Agreements” are generally consistent with similar arrangements offered to executive officers of comparable companies as represented in the compensation data provided by Radford.

Tax and Accounting Considerations.  The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to company’s chief executive officer and to each other officer whose compensation is required to be reported. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee periodically reviews the potential consequences of Section 162(m) and it generally intends to structure the performance-based portion of the Company’s executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to the Company. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of stockholders.

Risk Assessment and Compensation Practices.  The Compensation Committee does not believe that any risks arising from the Company’s employee compensation philosophy, policies and practices are reasonably likely to have a material adverse effect on the Company. Factors considered in this assessment include: a balance between the multiple elements in the Company’s total compensation plan, including base salary, annual short-term cash incentive and long-term equity awards; the structure of the annual cash incentive, which is based on a number of different performance measures (including goals related to the Company’s drug candidates as well as objectives relating to the Company’s general operations); annual cash incentive awards for all employees are capped at a maximum of one hundred fifty percent (150%) of target amount; and the emphasis in the compensation philosophy and structure on long-term equity incentives, which are intended to motivate employees to take a long-term view of the Company’s business.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Michael A. Henos
M. James Barrett, Ph.D.
Marc L. Preminger, FSA, MAAA

Compensation Summary

SUMMARY COMPENSATION TABLE

The following table shows the total compensation accrued for fiscal 2010, 2009, and 2008 for the Company’s named executive officers.

					Grant Date
			Non-Equity		Fair Value of		All Other
	Fiscal		Incentive Plan		Option		Compensation
Name and Principal Position	Year	Salary	Compensation		Awards(1)		(2)	Total

Russell H. Plumb	2010	$364,000	$143,000	(5)	$178,296	(3)	$13,798	$699,094
President, Chief	2009	$350,000	$96,000	(6)	$35,775	(4)	$11,161	$492,936
Executive Officer and	2008	$350,000	$62,000	(7)	$—		$13,663	$425,663
Chief Financial Officer
Joseph M. Patti, M.S.P.H., Ph.D.	2010	$265,000	$76,000	(5)	$117,990	(3)	$13,631	$472,621
Senior Vice President,	2009	$250,000	$49,000	(6)	$25,758	(4)	$14,391	$339,149
Research and	2008	$250,000	$35,000	(7)	$—		$13,790	$298,790
Development, and Chief
Scientific Officer
Geoffrey W. Henson, Ph.D.	2010	$252,000	$72,000	(5)	$115,368	(3)	$11,292	$450,660
Senior Vice President, Drug	2009	$240,000	$46,000	(6)	$22,896	(4)	$11,131	$320,027
Development	2008	$240,000	$24,000	(7)	$—		$78,228 (8)	$342,228

(1)	The amounts shown in this column, if any, represent the aggregate grant-date fair value of stock options granted for the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), and does not take into account any estimated forfeitures. The assumptions used to compute the fair value are disclosed in “Note 12, Share-Based Award Plans”, a footnote to Inhibitex’s audited financial statements for the fiscal year ended December 31, 2010, included in the Annual Report on Form 10-K filed with the SEC on March 16, 2011.

(2)	Other compensation generally includes life and long-term disability insurance paid for by Inhibitex on the executive’s behalf and Inhibitex’s matching of the executive’s contribution to the Company’s 401(k) plan.

(3)	Amounts represent cash incentives with respect to 2010 paid in 2011.

(4)	Amounts represent cash incentives with respect to 2009 paid in 2010.

(5)	Amounts represent cash incentives with respect to 2008 paid in 2009.

(6)	Excludes the grant-date fair value of stock options granted during 2010 that were subject to future performance conditions. Assuming the highest level of performance conditions will be achieved, the aggregate grant-date value of all stock options granted in 2010 is as follows: Mr. Russell H. Plumb $309,196, Dr. Joseph M. Patti $204,615 and Dr. Geoffrey W. Henson $200,068.

(7)	Excludes the grant-date fair value of stock options granted during 2009 that were subject to future performance conditions. Assuming the highest level of performance conditions will be achieved, the aggregate grant-date value of all stock options granted in 2009 is as follows: Mr. Russell H. Plumb $108,400, Dr. Joseph M. Patti $78,048 and Dr. Geoffrey W. Henson $69,376.

(8)	Includes $67,452 in moving and relocation costs.

Grants of Plan-Based Awards 2010

The following table sets forth information regarding each grant of an award made to each named executive officer during fiscal 2010 under any plan (including the Incentive Plan), contract, authorization, or arrangement pursuant to which cash, securities, similar instruments, or other property may be received.

		Option Awards:
		Number of		Grant Date
		Securities	Exercise or	Fair Value
		Underlying	Base Price of	of Option
Name and Principal Position	Grant Date	Options(1)	Option Awards	Awards(2)

Russell H. Plumb	10/4/2010	340,000	$1.79	$178,296
Joseph M. Patti, M.S.P.H., Ph.D.	10/4/2010	225,000	$1.79	$117,990
Geoffrey W. Henson, Ph.D.	10/4/2010	220,000	$1.79	$115,368

(1)	The amounts shown in this column reflect stock options granted to each named executive officers pursuant to the Incentive Plan. These options were issued with 50% of the options being time based and the other 50% with performance goals. The time-based options vest annually over a four year term with a ten year expiration. The performance options vest upon the achievement of certain confidential goals for 2011 and 2012 with a ten year expiration.

(2)	The amounts reported in this column represent the entire grant date fair value for the aggregate number of options granted to each named executive officer. Excludes the grant-date fair value of stock options granted during 2010 that were subject to future performance conditions. Assuming the highest level of performance conditions will be achieved, the aggregate grant-date value of all stock options granted in 2010 is as follows: Mr. Russell H. Plumb $309,196, Dr. Joseph M. Patti $204,615 and Dr. Geoffrey W. Henson $200,068. The assumptions used to calculate these amounts are included in Note 12 to Inhibitex’s audited financial statements for the fiscal year ended December 31, 2010, included in the Annual Report on Form 10-K filed with the SEC on March 16, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth for each of the Company’s named executive officers certain information regarding unexercised options as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards
	Number
	of Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option	Option
	(#)	(#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Russell H. Plumb	2,627	—		$0.68	01/01/11
	70,000	—		$9.07	02/02/11
	50,000	—		$2.05	04/24/12
	37,500	37,500	(1)	$1.00	11/04/14
	—	175,000	(2)	$1.00	11/04/14
	581,250	193,750	(3)	$1.45	09/19/17
	—	170,000	(2)	$1.79	10/04/20
	—	170,000	(4)	$1.79	10/04/20
Joseph M. Patti, M.S.P.H., Ph.D.	12,606	—		$0.68	01/01/11
	92,500	—		$9.07	02/02/11
	35,000	—		$2.05	04/24/12
	27,000	27,000	(1)	$1.00	11/04/14
	—	126,000	(2)	$1.00	11/04/14
	225,000	75,000	(3)	$1.45	09/19/17
	—	112,500	(2)	$1.79	10/04/20
	—	112,500	(4)	$1.79	10/04/20
Geoffrey W. Henson, Ph.D.	24,000	24,000	(1)	$1.00	11/04/14
	—	112,000	(2)	$1.00	11/04/14
	178,750	—		$2.00	04/04/15
	261,250	—		$2.00	04/04/15
	27,500	—		$3.45	01/31/17
	105,000	35,000	(3)	$1.45	09/19/17
	—	110,000	(2)	$1.79	10/04/20
	—	110,000	(4)	$1.79	10/04/20

(1)	Vest on December 31, 2011.

(2)	Vest if certain specific performance conditions are satisfied.

(3)	Vest on September 19, 2011.

(4)	Vest with respect to 25% of the shares on each of October 4, 2011, 2012, 2013 and 2014.

Option Exercises

The following table sets forth certain information regarding the exercise of stock options during 2010 for each of the named executive officers:

Option Exercises During Fiscal 2010

	Number of
	Shares	Value Realized
	Acquired Upon	Upon Exercise
	Exercise (#)	($)(1)

Russell H. Plumb	10,504	$11,239
Joseph M. Patti, M.S.P.H., Ph.D.	22,655	$31,264
Geoffrey W. Henson, Ph.D.	—	$—

(1)	Represents the difference between the average price per share of common stock on each date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

Employment Agreements

Russell H. Plumb.  Effective December 30, 2006 and amended and restated on April 16, 2011, the Company entered into an employment agreement with Russell H. Plumb, its President, Chief Executive Officer and Chief Financial Officer. The agreement has an initial term of one year and automatically renews on January 1 of each year for an additional one-year term unless employment is terminated in accordance with the agreement. The agreement provides for an annual base salary of $425,000, effective as of January 1, 2011, subject to annual increases as approved by the Compensation Committee, and certain health and insurance benefits. Mr. Plumb is also eligible for annual short-term cash incentive compensation of up to 50% of base salary as well as equity-based awards as established by the Compensation Committee. On April 16, 2011, the agreement was amended to increase Mr. Plumb’s base salary to its current level, effective as of January 1, 2011, and to make certain non-material changes, including changes associated with Section 409A of the Internal Revenue Code.

Under the agreement, the Company or Mr. Plumb may terminate his employment at any time. If the Company terminates Mr. Plumb without cause, or if he resigns for good reason, he will be entitled, subject to execution of a release in favor of the Company, to receive a lump sum severance payment equal to 18 months of his base salary and the value of health and insurance benefits at the time, as well as one-and-a-half times his prior year’s short-term cash incentive payment. In addition, if within one year after a change in control of the Company (or in contemplation of a change in control that is reasonably likely to occur), Mr. Plumb is involuntarily terminated for any reason other than cause, or resigns for good reason, he will be entitled, subject to his execution of a release in favor of the Company, to receive a lump sum severance payment equal to 24 months of his base salary and the value of health and insurance benefits, as well as two times his prior year’s short-term cash incentive payment. In addition, any unvested equity awards held by Mr. Plumb would vest upon a change in control, subject to the terms set forth in his stock award agreements and the Incentive Plan.

While employed by the Company and for a period equal to the greater of one year or the severance period, Mr. Plumb has agreed that he will not directly or indirectly in the United States (i) render substantially similar services to any person or entity which competes with the Company; (ii) solicit for employment any person who was employed by it; or (iii) call on or solicit any of the Company’s customers or potential customers with which the Company had previous negotiations.

Other named executive officer employment agreements.  On February 24, 2004, the Company entered into an employment agreement with Dr. Patti, which was amended and restated as of February 26, 2007 and April 16, 2011. On September 20, 2007, the Company entered into an employment agreement with Dr. Henson, which was amended and restated on April 16, 2011. Each of these employment agreements has an initial term of one year and automatically renews on January 1 of each year for an additional one-year term unless the respective officer’s employment is terminated in accordance with the agreement.

Dr. Patti’s employment agreement provides for an annual base salary of $305,000, effective as of January 1, 2011, subject to annual increases as approved by the Compensation Committee, and certain health and insurance benefits. Dr. Patti is also eligible for annual short-term cash incentive compensation of up to 35% of his base salary, as well as equity-based awards as established by the Compensation Committee. On April 16, 2011, the agreement was amended to increase Dr. Patti’s base salary to its current level, effective as of January 1, 2011, and to make certain non-material changes, including changes associated with Section 409A of the Internal Revenue Code.

Dr. Henson’s employment agreement provides for an annual base salary of $290,000, subject to annual increases as approved by the Compensation Committee, and certain health and insurance benefits. Dr. Henson is also eligible for annual short-term cash incentive compensation of up to 30% of his base salary, as well as equity-based awards as established by the Compensation Committee. On April 16, 2011, the agreement was amended to increase Dr. Henson’s base salary to its current level, effective as of January 1, 2011, and to make certain non-material changes, including changes associated with Section 409A of the Internal Revenue Code.

The following provisions in Dr. Patti’s and Dr. Henson’s employment agreements with the Company are identical. the Company or the executive may terminate the executive’s employment at any time. If the Company terminates the executive’s employment without cause, or if the executive resigns for good reason, the executive will be entitled, subject to execution of a release in the favor of the Company, to receive a lump sum severance payment equal to the 12 months of his base salary and the value of health and insurance benefits at the time, as well as one times his prior year’s short-term cash incentive payment. In addition, if within one year after a change in control of the Company (or in contemplation of a change in control that is reasonably likely to occur), the employment of the executive is involuntarily terminated for any reason other than cause, or he resigns for good reason, the executive will be entitled, subject to execution of a release in the favor of the Company, to receive a lump sum severance payment equal to 18 months of his base salary and the value of health and insurance benefits at the time, as well as one-and-a-half times his prior year’s short-term cash incentive payment. In addition, any unvested equity awards held by Dr. Patti and Dr. Henson would vest upon a change in control, subject to the terms set forth in their respective stock award agreements and the Incentive Plan.

While employed by the Company and for a period equal to the greater of one year or the severance period, Dr. Patti and Dr Henson have agreed not to, directly or indirectly, in the United States (i) render substantially similar services to any person or entity which competes with the Company; (ii) solicit for employment any person who was employed by the Company; or (iii) call on or solicit any of the Company’s customers or potential customers with which it has had previous negotiations.

Potential Payments Upon Termination or Change in Control

Potential payments made to each named executive officer in the case of a termination without cause or a termination for good reason, or in the case of a change in control are discussed under “Employment Agreements” above. The table below sets forth the potential payments due to each named executive officer upon an involuntary termination, or a termination for good reason by the executive, assuming such termination occurred as of December 31, 2010.

Potential Termination Payments as of December 31, 2010

	Salary and	Other
	Bonus(1)	Payments(2)	Total

Russell H. Plumb	$690,000	$27,234	$717,234
Joseph M. Patti, M.S.P.H., Ph.D.	314,000	17,448	331,448
Geoffrey W. Henson, Ph.D.	298,000	9,948	307,948

(1)	This amount represents a lump sum payment equivalent to one times the executive’s base salary (1.5 times in the case of Mr. Plumb) at the time of termination plus an amount equal to one times (1.5 times in the case of Mr. Plumb) the cash bonus earned by such executive in the year preceding the year in which the termination occurs.

(2)	Represents amounts related to continued benefits for such officer for up to 12 months (18 months after termination in the case of Mr. Plumb) under the Company’s group health, life and disability insurance policies.

Potential Termination Payments under a Change in Control as of December 31, 2010

		Acceleration of
		Vesting of	Change in
	Salary and	Equity	Control	Other
	Bonus(1)	Awards(2)	Payment(3)	Payments(4)	Total

Russell H. Plumb	$690,000	$840,881	$182,000	$36,312	$1,749,193
Joseph M. Patti, M.S.P.H., Ph.D.	314,000	514,800	132,500	26,172	987,472
Geoffrey W. Henson, Ph.D.	298,000	437,325	126,000	14,922	876,247

(1)	This amount represents a lump sum payment equivalent to one times the executive’s base salary (1.5 times in the case of Mr. Plumb) at the time of termination plus an amount equal to one times (1.5 times in the case of Mr. Plumb) the cash bonus earned by such executive in the year preceding the year in which the termination occurs.

(2)	All unvested equity awards may vest and become immediately exercisable in full upon a change in control, subject to the terms set forth in their respective stock award agreements and the Incentive Plan. This amount is equal to the number of stock options multiplied by the difference between the exercise price of such stock option and the closing stock price of $2.60 for the Company’s common stock on December 31, 2010 as reported by the NASDAQ Capital Market.

(3)	This amount represents an additional 0.5 times the executive’s base salary at the time of termination plus an amount equal to 0.5 times the cash bonus earned by such executive in the year preceding the year in which the termination occurs.

(4)	Represents amounts related to continued benefits for such officer for up to 18 months (24 months after termination in the case of Mr. Plumb) under the Company’s group health, life and disability insurance policies.

COMPENSATION OF DIRECTORS

Non-employee directors receive an annual cash retainer of $30,000. In addition to the foregoing retainer, the Chairman of the Board of Directors, and the chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive additional annual cash retainers of $25,000, $10,000, and $7,500, respectively. Other non-employee directors who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive additional annual cash retainers of $8,000, $5,000 and $5,000, respectively. All of the non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Each non-employee director is also eligible to participate in the Incentive Plan, pursuant to which, upon his or her election to the Board of Directors, he or she is entitled to an initial stock option grant to purchase 30,000 shares of Common Stock, which option vests over a three year period. Thereafter, in February of each year, each director, other than the Chairman of the Board of Directors, is also entitled to an annual stock option grant to purchase 20,000 shares of Common Stock, which vests over a three year period. The Chairman of the Board of Directors is entitled to an annual stock option grant to purchase 40,000 shares of Common Stock, which vests over a three year period. The exercise price of all stock options granted to directors is equal to the fair market value of the Common Stock on the date of the grant.

The following table summarizes the compensation received by the Company’s directors during 2010.

DIRECTOR COMPENSATION TABLE

	Fees
	Earned
	or	Stock
	Paid in	Option
	Cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)

M. James Barrett(4)	$40,000	$11,378	$51,378
Gabriele M. Cerrone	30,000	11,378	41,378
Michael A. Henos	62,500	22,756	85,256
Chris McGuigan	30,000	11,378	41,378
Russell M. Medford	43,000	11,378	54,378
Marc L. Preminger	45,000	11,378	56,378
A. Keith Willard	45,500	11,378	56,878

(1)	Fees earned in 2010 relate to service on Inhibitex’s Board of Directors and Committees of the Board of Directors.

(2)	The amounts shown in this column represent the aggregate grant-date fair value of stock options granted for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. The assumptions used to compute the fair value are disclosed in “Note 12, Share-Based Award Plans”, a footnote to Inhibitex’s audited financial statements for the fiscal year ended December 31, 2010, included in the Annual Report on Form 10-K filed with the SEC on March 16, 2011.

(3)	The following table sets forth the aggregate number of shares of Common Stock underlying equity awards outstanding at December 31, 2010:

(4)	Dr. Barrett’s cash fees are paid directly to New Enterprise Associates, Inc

Stock Option
Name	Grants Outstanding

M. James Barrett	76,000
Gabriele M. Cerrone	94,600
Michael A. Henos	170,000
Chris McGuigan	94,600
Russell M. Medford	82,829
Marc L. Preminger	77,888
A. Keith Willard	90,000

.

Equity Compensation Plan Information

The following table sets forth, as of March 31, 2010, information about the Company’s equity-based compensation plans that have been approved by the Company’s stockholders as well as the number of shares of the Company’s Common Stock exercisable under all outstanding options, the weighted-average exercise price of all outstanding options and the number of shares available for future issuance under the Company’s equity compensation plans. The Company does not have any equity compensation plans that have not been approved by its stockholders.

(c)
	(a)		Number of securities
	Number of		remaining available for
	securities to be	(b)	future issuance under
	issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans excluding securities
Plan Category	outstanding options	Outstanding options	reflected in column(a)

Equity Compensation
Plans Approved by Stockholders	6,853,650	$1.59	2,020,328

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Code of Ethics applies to all directors and employees (including the named executive officers). Under the Code of Ethics, all employees are required to avoid conflicts of interest between Company interests and their personal or professional relationships and to bring such conflicts to the attention of the Director of Human Resources or to the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and approving transactions involving potential conflicts of interest with corporate officers and directors, whenever possible in advance of the creation of such transaction or conflict and all other related party transactions.

Related Person Transactions

Except as set forth below, the Company is not aware of any transactions since the beginning of the last fiscal year, or any proposed transactions, in which the Company was or is a party, where the amount involved exceeded $120,000 and in which a director, director nominee, executive officer, holder of more than 5% of the Company’ Common Stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

License Agreements with Cardiff University

The Company has entered into several license and sponsored research agreements with Cardiff University in Wales, United Kingdom to pursue the research, development and commercialization of various licensed compounds and related intellectual property relating to the Company’s FV-100 product candidate and its HCV nucleotide polymerase inhibitor program, including INX-189. Under these agreements, the Company is required to pay to Cardiff University certain license fees, contingent milestone payments and/or royalties on future net sales of products that utilize the licensed intellectual property or fees associated with ongoing sponsored research. Dr. Christopher McGuigan, a member of the Company’s Board of Directors, has held the following positions at Cardiff University’s Welsh School of Pharmacy since 1995: Professor, Welsh School of Pharmacy, Head of Medicinal Chemistry, and Deputy Pro Vice Chancellor of Cardiff University. He is also a member of the Editorial Board for the Journal of Molecular Pharmaceutics and is the immediate past President of the International Society for Antiviral Research. Dr. McGuigan is a named inventor on some of the intellectual property licensed by the Company under these agreements and may receive a percentage of the milestone payments, licensing fees and royalties paid by the Company to Cardiff University there under.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS

The Company is providing its stockholders an opportunity to approve, on a non-binding advisory basis, the compensation of its named executive officers as disclosed in the section entitled “Executive Compensation” and the accompanying tables included in this proxy statement. The Compensation Committee has adopted a pay-for-performance compensation philosophy and related practices, which are designed to attract, retain and motivate top quality executives capable of driving the Company’s success. Pay-for-performance compensation and alignment of that compensation with the interests of stockholders are key principles that underlie the Company’s compensation program design. The Board of Directors values and encourages constructive dialogue on executive compensation and other important governance topics with stockholders, to whom the Board is ultimately accountable. The Board of Directors urges you to read this Proxy Statement for additional details on the Company’s compensation for its named executive officers, including the Company’s compensation philosophy and objectives. Although the vote is non-binding on the Company, the Board of Directors, the Nominating and Corporate Governance Committee and the Compensation Committee will review the voting results and determine whether any actions are necessary to address the concerns, if any, of stockholders reflected in such results. Marking the Proxy Card “For” indicates support for the compensation of the Company’s named executive officers; and marking the Proxy Card “Against” indicates lack of support for the compensation of the Company’s named executive officers. You may abstain by marking the “Abstain” box on the Proxy Card.

Board of Directors recommends that stockholders vote “For”, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is seeking input from its stockholders on the frequency with which it will hold a non-binding advisory vote on the compensation of its named executive officers. In voting on this proposal, stockholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s named executive officer should occur (i) once every three years, (ii) once every two years or (iii) once every year. Alternatively, a stockholder may elect to abstain. It is the opinion of the Board of Directors that the frequency of the stockholder vote on the compensation of the Company’s named executive officers should be once every three years. The Company views the way it compensates its named executive officers as an essential part of its strategy to maximize the long-term performance of the Company and deliver enhanced value to the Company’s stockholders. The Board believes that a vote every three years will permit the Company to focus on developing compensation practices that are in the best interest of its stockholders. The Board believes that a more frequent advisory vote may cause the Company to focus on the short-term impact of its compensation practices to the possible detriment of the long-term performance of the Company.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory vote on executive compensation that has been approved by stockholders. Although the results of this vote may impact how frequently the Company holds an advisory vote on executive compensation, this vote is not binding on the Company. The Board of Directors may decide that, after considering the results of this vote, it is in the best interests of the Company’s stockholders to hold the advisory vote on executive compensation on a different schedule than the option preferred by the Company’s stockholders.

The Board of Directors recommends that stockholders vote for a non-binding advisory vote on the compensation of the Company’s named executive officers every “three” years.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and the Company now seeks the ratification by the stockholders at the Annual Meeting of such selection. Ernst & Young LLP has audited the Company’s financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the submission of the selection of Ernst & Young LLP to the stockholders for ratification is a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board recommends a vote “For” on the ratification of the independent registered public accounting firm.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees accrued by the Company for audit and other services provided by Ernst & Young for fiscal years 2010 and 2009. The Company paid no other fees to Ernst & Young during fiscal years 2010 and 2009.

	2010	2009

Audit Fees(1)	$338,728	$277,818
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$338,728	$277,818

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of its quarterly financial statements and audit services provided in connection with other statutory or regulatory filings including comfort letters and consents.

Pre-approval policies and Procedures

The Audit Committee has adopted a pre-approval policy with respect to any fees that may be paid to the Company’s independent registered public accounting firm and, therefore, approved in advance all fees paid to Ernst & Young during the last two fiscal years.

Pursuant to the Company’s pre-approval policy, on an annual basis the Audit Committee specifically reviews and pre-approves the audit services to be performed by the Company’s independent registered public accounting firm, along with the associated fees. Prior to the end of each fiscal year, management provides to the Audit Committee a list of other services that it anticipates requiring of its independent registered public accounting firm in the following year, along with estimates of the costs of these services. The Committee subsequently considers the general pre-approval of these services and their costs. All other services are pre-approved by the Audit Committee in accordance with applicable requirements.

REPORT OF THE AUDIT COMMITTEE

The Board has adopted a written charter pursuant to which the Audit Committee performs its oversight responsibilities and duties. The Audit Committee’s primary duties and responsibilities under its charter are to: oversee the integrity of the Company’s accounting and financial reporting processes and the audits of the financial statements reported to the public; oversee the Company’s systems of internal controls and compliance with applicable laws and regulations; appoint and monitor the independence, qualifications and performance of the Company’s independent registered public accounting firm; and provide an avenue of communication between the Company’s independent registered public accounting firm, management and the Board of Directors. The Audit Committee’s charter is available for review on the Company’s web site. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and therefore rely, without independent verification, on the information provided to them and on the representations made to them by management and the Company’s independent registered public accounting firm.

Management has the primary responsibility for the Company’s financial reporting processes, including developing and overseeing the Company’s system of internal controls, and the preparation of the Company’s financial statements. Under the Section 404 of the Sarbanes-Oxley Act of 2002, management is also responsible for performing an annual assessment of the Company’s internal controls over financial reporting and certifying that it has performed such an assessment and whether such internal controls are effective. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s annual financial statements in accordance with generally accepted auditing standards, for issuing an opinion on those financial statements and for issuing an attestation report on the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 141 (Communications with Audit Committees). This included a discussion of the judgment of Ernst & Young as to the quality and acceptability of the Company’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed the independence of Ernst & Young with Ernst & Young. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Marc L. Preminger
Russell M. Medford
A. Keith Willard

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the Annual Meeting other than as described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the discretion of the persons named therein.

Proxy Solicitation

The solicitation of proxies is being conducted by the Company, which will bear the cost of the solicitation. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail.

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for the Company’s next Annual Meeting of Stockholders. For a proposal of a stockholder to be considered for inclusion in next year’s proxy statement, it must be submitted in writing, with the proof of stock ownership in accordance with Rule 14a-8 and received by the Secretary of the Company no later than December 29, 2011.

Under the Company’s By-Laws, if a stockholder wants to submit a proposal for next year’s Annual Meeting of Stockholders under Rule 14a-8, or wants to nominate candidates for election as directors at an Annual Meeting of Stockholders, the stockholder must provide timely notice of his or her intention in writing. To be timely, a stockholder’s notice must be delivered to the Secretary, at the Company’s principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders. However, if no Annual Meeting of Stockholders was held in the previous year or the date of the Annual Meeting of Stockholders has been changed to be more than 30 calendar days from the time of the previous year’s annual meeting, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made. Only the Board of Directors or the Nominating and Corporate Governance Committee thereof may nominate candidates for election at a special meeting of the stockholders. The Company’s By-Laws also specify requirements as to the form and content of a stockholder’s notice. The Company will not entertain any proposals or nominations that do not meet these requirements.

ALL STOCKHOLDERS ARE URGED TO VOTE TELEPHONICALLY OR OVER THE INTERNET, OR COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Russell H. Plumb
Secretary

PROXY	INHIBITEX, INC.	COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
June 16, 2011
The undersigned hereby constitutes and appoints RUSSELL H. PLUMB and JOSEPH M. PATTI, and each of them with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $0.001 per share (the “Common Stock”), of INHIBITEX, INC. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Stockholders of INHIBITEX, INC., to be held at 9:00 a.m. local time on June 16, 2011 at Ritz Carlton — Buckhead, 3434 Peachtree Road, Northeast, Atlanta, Georgia 30326, and at any adjournment or postponement thereof, on all matters coming before said meeting:
1. ELECTION OF DIRECTORS. Nominees: M. James Barrett, Ph.D., Russell M. Medford, M.D., Ph.D. and A. Keith Willard.
     (Mark only one of the following boxes.)
☐	VOTE FOR all of the nominees listed above, except vote withheld as to the following nominee (if any):	☐ VOTE WITHHELD from all nominees.
2. APPROVE, BY A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
☐	VOTE FOR

☐	VOTE AGAINST

☐	ABSTAIN
3. CONSIDER, BY A NON-BINDING ADVISORY VOTE, THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
☐	VOTE FOR 1 YEAR

☐	VOTE FOR 2 YEAR

☐	VOTE FOR 3 YEAR

☐	ABSTAIN
4. RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED ACCOUNTING FIRM OF THE COMPANY FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2011.
☐	VOTE FOR

☐	VOTE AGAINST

☐	ABSTAIN
5. IN THEIR DISCRETION, UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS SET FORTH
The undersigned acknowledges receipt of the accompanying Proxy Statement dated April 28, 2011.

Dated: , 2011

Signature of Stockholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If there is more than one trustee, all should sign. Joint owners must each sign.) Please date and sign exactly as name appears above.
I plan ☐ I do not plan ☐ to attend the Annual Meeting.